Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-218010 and 333-256041) on Form S-8 and (No. 333-253712) on Form S-3 of our report dated February 27, 2023, with respect to the consolidated financial statements of PacWest Bancorp and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Irvine, California
February 27, 2023